Exhibit 17.1

MARTIN BLOCH

124 SHUTTER LANE, OYSTER BAY, NEW YORK 11771

September 11, 2020

BY E-MAIL AND

FEDERAL EXPRESS

Board of Directors

Frequency Electronics, Inc.

55 Charles Lindbergh Boulevard

Mitchel Field, New York 11553

Attention: Dr. Stanton Sloane, President and Chief Executive Officer

Gentlemen,

I am the founder of Frequency Electronics, Inc. I have held positions as CEO, Chief Scientist, and Executive Chairman of the Board of Frequency Electronics, Inc. (the "Company"). I am currently a Member of the Board of Directors of the Company. Pursuant to Section 141(b) of the Delaware General Corporation Law and Section 2.2 of the Amended and Restated Bylaws of the Company, I hereby resign from the Board of Directors of the Company, effective immediately, given that I believe there have been wrongful actions taken by the incumbent Board majority and Management, on matters relating to the Company's operations, policies and practices. This resignation is with specific reference to item 5.02(a)(1) of SEC Form 8-K as my statement of the circumstances surrounding my resignation. Among other things, I believe the following constitute bad faith and wrongful conduct:

o

In late 2019/early 2020, I identified a major defect on two DOD programs. was prevented from pursuing the root cause of these problems and sharing it with our customers and DOD.  Letters I sent to Management went unanswered. I raised this issue with the Board and my concerns were not addressed. I believe Management and the Board majority have engaged in a bad faith cover-up of this major defect in contravention of their respective responsibilities to the Company.

o

As a Member of the Board I requested access to all Board Minutes for the period January 1, 2019 to date and was denied access. I believe Minutes were not prepared for meetings and/or not presented to and approved by the Board and that wrongful conduct raised at Board Meetings was not

Board of Directors

Frequency Electronics, Inc.

September 11, 2020

recorded in the Minutes in order to cover-up discussions of wrongful conduct and/or bad faith actions.

o

I believe certain Members of Management and/or the Board pursued transactions at Company expense for their personal benefit such as going private. I requested a copy of a Memorandum prepared by FEl's Chief Financial Officer describing the cost benefits achieved by going private or engaging in some other similar transaction and was denied access to that Memorandum. I believe efforts to take corporate assets for personal benefit constitute bad faith wrongful conduct.

o

On November 6, 2019 Management contracted with Citrin Cooperman accountants and advisors to provide an assessment of potential liabilities. It is my understanding that Citrin Cooperman did in fact prepare such a report. I have repeatedly requested access to that report but have not been provided with a copy of same. To the extent that Management or certain Board Members engaged in improper conduct and information about such improper conduct is being withheld from Board Members, I believe such conduct to be wrongful and to constitute bad faith and a serious breach of responsibilities.

o

It is my understanding that complaints have been filed against the Company alleging age discrimination. As a Member of the Board I have requested access to all documents concerning age discrimination claims but have been denied access to same. To the extent that Management has been engaged in age discrimination and is attempting to withhold information concerning such unlawful conduct, I believe that such conduct is wrongful and constitutes bad faith and a serious breach of responsibility.

o

In advance of the September 9, 2020 Board Meeting documents pertaining to matters to be discussed were sent to the other Board Members and not me thereby depriving me of the opportunity to properly fulfill my responsibilities as a Director. I submit this action was intentional and done in bad faith.

Board of Directors

Frequency Electronics, Inc.

September 11, 2020

Please attach this letter to the Board Minutes.

Very truly yours,

Martin B. Bloch